Exhibit 99.1

The Babcock & Wilcox Company Names

Anne R. Pramaggiore to Board of Directors

(CHARLOTTE, NC – January 21, 2011) – The Babcock & Wilcox Company (B&W) (NYSE:BWC) announced today that it has named Anne R. Pramaggiore to its Board of Directors. Pramaggiore is President and Chief Operating Officer of ComEd, a unit of Exelon Corporation that delivers electricity to 3.8 million customers across northern Illinois.

“We are pleased that Anne has accepted our invitation to join the board of B&W,” said B&W President and Chief Executive Officer Brandon C. Bethards. “She has significant experience in all aspects of the utility industry, which will be invaluable to our board.”

Pramaggiore served as a partner at the law firm McDermott, Will & Emery LLP before joining ComEd in 1998 as a staff attorney. She has since been promoted to positions of increasing responsibility in areas such as regulatory affairs, strategy and operations. Pramaggiore holds a J.D. from DePaul University School of Law and a bachelor’s degree from Miami University in Oxford, Ohio.

About The Babcock & Wilcox Company

Headquartered in Charlotte, N.C., The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 12,000 people, in addition to approximately 10,000 joint venture employees. Learn more at www.babcock.com.

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Media Contact:	Investor Contact:
Jud Simmons	Michael P. Dickerson
Public Relations Manager	Vice President and Investor Relations Officer
434.522.6462 hjsimmons@babcock.com	704-625-4944 investors@babcock.com